Exhibit 23.4
Consent of Jun He Law Offices, PRC Counsel
September 3, 2010
SINA Corporation
37F, Jin Mao Tower
88 Century Boulevard, Pudong
Shanghai 200121
People’s Republic of China
Dear Sir or Madam:
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of references to our firm under the headings “Government Regulation and Legal Uncertainties” and “Organizational Structure” that appear in SINA Corporation’s Annual Report on Form 20-F for the year ended December 31, 2009 filed with the Securities and Exchange Commission (“SEC”) on May 14, 2010, as amended by its Form 20-F/A filed with the SEC on June 10, 2010.
Yours faithfully,
For and on behalf of

/s/ Jun He Law Offices
JUN HE LAW OFFICES